Exhibit 10.6

On April 2, 2010, the Board of Directors of Novell, Inc., upon the recommendation of its Compensation Committee, approved a one-time $50,000 incremental Board retainer payment to the Chairman of the Board, in recognition of his significant involvement and increased work effort and time commitment in relation to the Board’s current review of strategic alternatives to enhance shareholder value.